CODE OF ETHICS

I.    INTRODUCTION

A.    This Code of Ethics (the “Code”) is based on the principle that directors, officers, partners and employees (“Employees”) of York Capital Management Global Advisors, LLC (“YGA”) , York Registered Holdings, LP (“YRH”), collectively the “Firm”) and certain of their affiliates owe a fiduciary duty to the funds and accounts (the “Clients” or “Client”) which the Firm manages. Accordingly, Employees must avoid activities, interests and relationships that may potentially interfere or appear to interfere with making decisions in the best interests of the Clients. Each Employee is under a duty to exercise his or her judgment and responsibility for the benefit of the Clients and may not participate in any activities that may potentially conflict with the interests of the Clients. The Firm maintains a list of all Employees and notifies Employees of their obligation to follow the Code.

At all times, Employees must:

1.
Place the interests of Clients first. As part of the Firm’s fiduciary duty, Employees must scrupulously avoid serving their own personal interests ahead of the interests of the Clients. Employees may not cause a Client to take action, or not take action for the employee’s benefit rather than the benefit of the Client. For example, an Employee would violate this Code by causing a Client to purchase a security already owned by the Employee for the purpose of increasing the price of the security. Another example would be if an Employee invested in a security that was appropriate for a Client without first considering that investment for that Client.

2.
Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations of this Code. An Employee should use his or her best judgment and consult with the Chief Compliance Officer (the “CCO”) before accepting a gift from a party associated with the Firm. In addition, Employees may not use any knowledge of Client portfolio transactions to benefit from the market effect of those transactions.

3.
Conduct all personal securities transactions in full compliance with this Code, including all pre-authorization and reporting requirements, and comply fully with each of the Firm’s policies and procedures regarding inside and/or confidential information.

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While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could potentially cause even the appearance that an unfair or improper action has been taken. Accordingly, Employees must follow the policies set forth below with respect to trading in any employee or related account. Doubtful situations should be resolved in favor of Clients. Any questions concerning this Code should be addressed to the CCO.
The Code applies to every Employee of the Firm. In any instance in which both the Code and the applicable Compliance Manual apply, the more restrictive rule applies.
II.    PERSONAL SECURITIES TRANSACTIONS

A.
Annual Disclosure of Personal Investments. In addition to the trade reporting requirements discussed below, Employees must disclose all of their personal investments annually. This includes all public and private investments, hedge funds, ETFs and brokerage accounts. In addition, all securities of which Employees have direct or indirect Beneficial Ownership must be fully disclosed. Such disclosure must be made initially at the commencement of employment within 10 days of commencing work at the Firm by providing investment information that is less than 45 days old, and annually thereafter. For purposes of this Section IIA, any holdings described in Section IIB3a, b, or e need not be disclosed.

B.	Trade Preauthorization Requirements

1.
General Requirement. Employees may not purchase securities or options in their personal accounts. Employees are permitted to effect up to 20 trades in ETFs or indices in a given calendar year. All transactions in securities of which an Employee has direct or indirect beneficial ownership must be preauthorized except for securities transactions set forth in the following section II.B.3. In addition, transactions in closed end mutual funds, indices, municipal bonds and ETFs must be pre-cleared. (The sales of securities which the employee owned prior to joining York or prior to June 2006 may be made with pre-clearance).

2.
Pre-Clearance does not Protect Wrongdoing. Compliance with this pre-clearance requirement is separate from and in addition to the employee’s other obligations under this Code. Even if an Employee has pre-cleared a transaction in a security subject to this Code, each employee acknowledges that the transaction may be subject to further review by the

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CCO if the transaction is ultimately determined to have been made in contravention to one or more provisions of the Code. This means that just because compliance says a trade is acceptable does not mean that it is, if it is later determined that there were facts and circumstances not disclosed to compliance.

3.	Exempt Transactions. The following securities transactions are exempt from the preauthorization requirements set forth in Section II.B.1 of this Code:

a.	Transactions in direct obligations of the U.S. Government;

b.	Transactions in:

i.	bankers’ acceptances;

ii.	bank certificates of deposit;

iii.	commercial paper; and

iv.	high quality short-term debt instruments, including repurchase agreements;

c.
Certain Corporate Actions. Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

d.	No Direct or Indirect Influence or Control. Any transaction effected in any account over which you do not have any direct or indirect influence or control; and

e.	Open end mutual funds (other than those managed by the Firm or a control affiliate of the Firm)

f.	Miscellaneous. Other categories of securities transactions as may from time to time be designated in writing by the CCO on the grounds that the risk of abuse is minimal or non-existent.

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C.	Preauthorization Requests.

1.
Trade Authorization Request Form. Prior to entering an order for a securities transaction in an employee account or a related account, the Employee must complete, a Trade Authorization Request Form and submit the completed form to the CCO. If the CCO is out of the office or unavailable, another compliance officer will review the Trade Authorization Request Form. These trade authorization request forms are available online at Mycompliance.com.

2.
Review of the Form. After receiving the completed Trade Authorization Request Form, the CCO will review the information and, as soon as practicable, determine whether to authorize the proposed securities transaction. The authorization and date of the authorization must be reflected on the Trade Authorization Request Form. The CCO will keep the completed form, and return a copy to the Employee.

3.
Length of Trade Authorization Approval. The authorization provided by the CCO is effective, unless revoked, until the earlier of (1) the close of business on the day the authorization is granted or, if authorization is granted after 3:00 p.m., then 10:00 a.m. the next business day, or (2) the Employee’s discovery that the information in the Trade Authorization Request Form is no longer accurate. If the securities transaction is not placed within that period, a new authorization must be obtained before the securities transaction is placed.

NO ORDER FOR A SECURITIES TRANSACTION FOR WHICH PREAUTHORIZATION IS SOUGHT MAY BE PLACED PRIOR TO THE RECEIPT OF WRITTEN AUTHORIZATION OF THE TRANSACTION SHOWING THE DATE AND TIME OF THE AUTHORIZATION BY THE CCO. VERBAL APPROVALS ARE GENERALLY NOT PERMITTED. (Under certain circumstances, email clearance is permitted.)
NO EXPLANATION IS REQUIRED FOR REFUSALS. IN SOME CASES, TRADES MAY BE REJECTED FOR A REASON THAT IS CONFIDENTIAL. THE CCO IS NOT REQUIRED TO GIVE ANY EXPLANATION FOR REFUSING TO AUTHORIZE A SECURITIES TRANSACTION.

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D.	Prohibited Transactions. The following securities transactions are prohibited and will not be authorized absent extraordinary circumstances:

1.	Inside Information. Securities transactions by any Employee while in possession of material non-public information regarding the security or the issuer of the security.

2.	Market Manipulation. Transactions intended to raise, lower, or maintain the price of any security or to create the false appearance of active trading.

3.	Restricted List Securities. Transactions in securities that appear on the Firm restricted list, except under the limited circumstances .

4.
Seven-Day Blackout. Securities transactions within seven (7) calendar days after purchase or sale of the same securities (or equivalent securities) by a Client, e.g. one of our funds. For example, if a Client trades a security on day one, day eight is the first day an Employee may trade that security for an account in which he or she has a beneficial interest.

5.
Intention to Buy or Sell for Client. Securities transactions at a time when you intend, or know of another Employee’s intention, to purchase or sell that security (or an equivalent security) on behalf of a Client are prohibited. This prohibition applies whether the securities transaction is in the same (e.g. two purchases) or the opposite (a purchase and sale) direction of the transaction of the Client.

6.	Initial Public Offerings. Acquisition of securities in an initial public offering.

7.	Others. Any other securities transaction deemed by the CCO to involve a conflict of interest, possible diversion of a corporate or advisory client opportunity, or the appearance of impropriety.

E.	Treatment of Private Placements and Private Investments.
Absent prior written approval by the CCO, the acquisitions of securities in private placements and other private investments are prohibited. This approval will not be granted unless the Employee can clearly demonstrate that a) the investment is not presently appropriate for any Client, b) it is unlikely that the investment will be appropriate for any Client in the future, and c) the investment is not being offered to the Employee because of his or her position with the Firm. The sale of a security acquired in a private placement is similarly restricted. Written documentation will be maintained to

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demonstrate the rationale supporting any approval of a private placement. Similarly, investments by Employees in other hedge funds will not be permitted.
If, after receiving the required approval, the Employee acquires securities in a private placement, the Employee must immediately disclose that investment to the CCO if the Employee begins to play a part in any consideration of an investment in the issuer by any Client. The decision to purchase securities of the issuer by a Client in such circumstances must be independently reviewed and authorized by the CCO.

F.	Short-Term Trading Activity.
Short-term trading activity (that is, purchases and sales (or sales and purchases) of the same (or equivalent) securities by any Employee within a 14-day period) is prohibited under this Code. The Firm encourages investment rather than short-term trading by Employees. Accordingly, all employee accounts will be subject to monitoring. Exceptions to this prohibition on short-term trading must be pre-cleared by the CCO in accordance with the procedures in Section II.C.

G.	Trade Reporting Requirements

1.
Reporting Requirement. Employees must arrange for the CCO to receive directly (if possible) from their broker, dealer or bank duplicate copies of each monthly or quarterly statement for each employee account within 30 days of month end. If an Employee is not able to arrange for duplicate monthly account statements to be sent or the statements do not cover all securities of which the Employee has beneficial ownership, he or she must immediately notify the CCO so that another arrangement can be made. For purposes of this Section IIG, any transactions described in Section IIB3a, b, d or e need not be disclosed.

2.
Review and Availability. All information supplied under this Code, including holdings and transactions reports, will be reviewed by the CCO or his or her delegate. All information supplied will be available for inspection by any supervisor, the Firm’s outside counsel, any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization of which the Firm is a member and any state securities commission.

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H.	Chief Compliance Officer
The Firm’s General Counsel will review all investments and investment activity of the CCO.

I.	Investment Opportunities for Partners of the Firm
Under certain circumstances the compliance department will work with the Firm’s partners, outside legal counsel, and other advisors, in order to structure investment alternatives which will allow the Firm’s partners to diversify their investments. These opportunities may include investment funds, exclusively for them, handled by outside managers or other pre-approved investment opportunities. It may also include the purchase of the stocks or bonds of blue chip companies to be held tong-term as an investment. The details of this arrangement will be documented in writing. Their ongoing oversight and review will be monitored by the compliance department.
III.    FIDUCIARY DUTIES

A.
Confidentiality. Employees may not reveal any information relating to the investment intentions, activities or portfolios of Clients or securities that are being considered for purchase or sale, except to persons at the Firm or persons outside the Firm to whom disclosure is in the interests of the Firm.

B.	Compliance with Federal Securities laws. Employees are required to comply with applicable securities laws.

C.	Gifts and Entertainment.

1.
Accepting Gifts and Entertainment. On occasion, as a result of an employees position with the Firm, an Employee will be offered, or receive gifts from Clients, brokers, vendors or other persons not affiliated with the Firm. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the CCO. Gifts of nominal value, (i.e., gifts whose reasonable value is no more than $250 annually from a single giver) and promotional items (e.g., pens, mugs) may be accepted. Customary business lunches, dinners and entertainment (e.g., sporting events) are acceptable as long as the employee and his business counterpart both attend (however, if the entertainment appears extremely lavish or too frequent, notify the CCO).

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Tickets to a sporting event at which the business counterparty will not be present are not permitted. Present means he or she will be sitting with you and at some point discussing business. It does not mean that someone from the counterparty’s firm will be somewhere in the stadium.
Gifts of cash and cash equivalents are prohibited.
If the Employee receives or anticipates receiving any gift or entertainment that might be prohibited under this Code, the employee must inform the Compliance Department.
Employees may not accept airfare or air transportation from a business counterparty without the prior approval of the Compliance Department. In addition, hotel and lodging may not be paid for by business counterparties.

2.
Giving Gifts and Providing Entertainment. Employees may not give any gift in excess of $250 per year to business counterparties associated with securities or financial organizations, including exchanges, news media or clients of the Firm. Employees may provide reasonable entertainment to persons associated with securities or financial organizations provided that both employee and recipient are present. Employees must be aware that there are a large number of laws such as the Foreign Corrupt Practices Act as well as “pay-to-play” and lobbying rules which prevent the Firm or its employees from giving anything of value or entertainment to government employees.

3.
Master Log for Reporting and Approval.    All gifts and entertainment given or accepted by an employee (other than those valued at less than $100) must be recorded on the Firm’s Gift and Entertainment Master Log maintained by the CCO. The employee is required to submit the information by email to the CCO. In any event, the giving or receipt of any gift or entertainment of a value exceeding $250 must be approved by the CCO. If possible, this must be approved prior to the giving or receipt of the gift or entertainment.

4.	Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

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5.	Embarrassing Situations. Employees must never accept or give any gift or entertainment that would cause the employee or the Firm embarrassment if it were ever made public.

D.
Corporate and Advisory Client Opportunities. You may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This includes, but is not limited to, acquiring securities for your own account that would otherwise be an appropriate investment for the Firm or a Client.

Under certain limited circumstances, and only with the prior written approval of the CCO, an Employee may participate in certain opportunities that might be appropriate for a Client, but are deemed by the CCO not likely to have an adverse effect on any Client. In making his determination, the CCO will consider the following factors: (i) whether any Client was legally and financially able to take advantage of this opportunity; (ii) whether the Firm or any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to securities to be purchased, sold or held by any Client. Employees shall not be deemed to have violated this section by virtue of an investment by the Firm or any of its affiliates in any of the Funds.
An Employee may not usurp a corporate opportunity by making an investment that would be appropriate for the Firm or any of its affiliates, unless, in the course of the pre-clearance transaction, the CCO determines that the proposed investment is either inappropriate or undesirable for the Firm or any of its affiliates or that the Firm or any of its affiliates would also be able to participate in the investment on a no less advantageous basis.

E.	Undue Influence. You may not cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit .
If an Employee stands to benefit materially from an investment decision for a Client that you are recommending or participating in, you must disclose that interest to the CCO. The disclosure must be made before the investment decision and should be documented and provided to the CCO. Based on the information given, a decision will be made on whether or not to restrict the Employee’s participation in causing a Client to purchase or sell a security in which that Employee has an interest.

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It is assumed that Employees are aware of the trading activity of the Firm. It is possible in a particular situation that an Employee is not aware that the Firm is about to trade a security that the Employee owns. However, the burden is on the Employee to demonstrate his or her lack of knowledge.

F.
Service as a Director. Employees may not serve on the board of directors (or any similar capacity) of another company (other than a company affiliated with the Firm) without prior notification to the CCO. If approval is granted for service on the Board of Directors of a publicly traded company, it will normally require that the director be insulated from those making investment decisions regarding securities issued by the company on whose board the director sits.

G.	Outside Business Activities. Employees may not engage in any of the following outside business activities without the prior written consent of the CCO:

1.	Be engaged in any other business;

2.	Be employed or compensated by any other person for business-related activities;

3.	Serve as an employee of another organization;

4.	Engage in securities transactions to such an extent that the Employee’s attention is diverted from employment responsibilities to the Firm and its Clients.

H.	Political Contributions. All political contributions must be pre-cleared by the compliance department.
IV. WORK OVER COMPANY SERVER
All York business emails should be sent over the Firm’s email system. Do not forward work or business emails to your personal email accounts. If you need to work from home, you can remotely log onto the server from your home computer. The regulators have asserted that compliance must be able to monitor and store all work related emails and documents. Those documents must be on our server in order to be maintained. This rule is for the Employees’ benefit as well as the Firm’s. If regulators believe that emails and work are being forwarded to a personal account, they will subpoena access to the personal account.
V.    ENFORCEMENT OF THE CODE

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A.	Investigating Violations of the Code. The CCO will investigate any reported or suspected violation of the Code, recommend sanctions, and report to the Firm’s senior management.

B.
Annual Reports. The CCO will review this Code at least once a year, in light of legal and business developments and experience in implementing the Code. The CCO will prepare an annual written report to the Firm’s Executive Committee and to the Board of any registered fund Client that:

1.
Summarizes any changes in the procedures made during the past year. If any material changes to the Code are made during the year, the CCO will report such changes to the Executive Committee. Within six months of making any material changes applicable to any registered fund Client, the CCO will present such changes for approval by the Board of the fund.

2.	Identifies any violations requiring significant remedial action during the past year.

3.	Identifies any recommended changes in existing restrictions or procedures.

4.	Certifies that the Firm has adopted procedures reasonably necessary to prevent its Employees from violating the Code.

C.
Remedies. If the CCO determines that an Employee has violated the Code, sanctions may be imposed or other actions taken as deemed appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, required disgorgement of short-term trading profits, civil referral to the SEC, criminal referral, and/or termination of employment for cause.

As part of any sanction, the CCO may require the Employee to reverse any trades in question and forfeit any profit or absorb any loss from the trade.

D.
Review. Whenever the CCO determines that an Employee has committed a violation of the Code meriting significant remedial action, he will report to the Executive Committee information relating to the investigation of the violation, including any sanctions imposed. In performing this function, the Executive Committee shall have access to all information considered by the CCO in relation to the case.

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E.
Compliance Certification. At least once a year, Employees will be required to certify on the Employee Certification Form set forth in the Appendix that each has read and understands this Code, that each has complied with the requirements of the Code, and that each has disclosed or reported all personal securities holdings and transactions required to be disclosed or reported.

F.	Inquiries Regarding the Code. Please call the CCO if you have any questions about this Code or any other compliance-related matters.

G.
Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Firm’s CCO may make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue involves at most a negligible opportunity for abuse or otherwise merits an exception to the Code and that the exception complies with applicable law. Approval of all such exceptions must be in writing. The CCO will report the exception to the Executive Committee at the next regularly scheduled committee meeting.

H.	Violations of the Code. Any violation of the Code of which an Employee becomes aware must be promptly reported to the CCO.

I.	Maintenance of Records. The CCO shall maintain and cause to be maintained in an easily accessible place, the following records:

1.	A copy of any Code of Ethics adopted by the Firm which is or has been in effect during the past six years;

2.	A list of all Employees who are, or within the preceding five years have been, required to make reports pursuant to this Code;

3.	A copy of each report made by an Employee pursuant to this Code;

4.
A copy of any decision and reasons supporting such decision to approve a pre-clearance transaction pursuant to this Code, made within the past six years preceding the beginning of the fiscal year in which such approval is granted; and

5.	A copy of each report made to the Board of any registered fund Client pursuant to Rule 17j-1 within the preceding six years;

6.	A copy of any record or report of violation of this Code and any action taken as a result of such violation.

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DEFINITIONS
“Beneficial ownership” is interpreted in the same manner as it would be under Rule 16a 1(a)(2) of the Securities Exchange Act of 1934. An employee may be deemed to have beneficial ownership of securities owned by another person if, by reason of any contract, arrangement, understanding, relationship or otherwise, the employee can share in any profit from the securities or exerts any control over the account. For example, a person can beneficially own securities if they are held by a Family Member sharing the same household, by a corporation controlled by the Access Person, by a partnership of which the Access Person is a general partner, or by certain trusts of which the access person is a trustee, beneficiary or settlor.

“Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940. In general, a person is presumed to control a company if he or she beneficially owns, directly or indirectly, more than 25% of the voting securities of the company, and a natural person is presumed not to be controlled by any other person.
“Employee” means (i) any director, officer, partner or employee of the Firm; (ii) any director, officer, general partner or employee of any company in a control relationship to the Firm who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding Securities Transactions, or whose functions relate to the making of any recommendations with respect to Securities Transactions; and (iii) any natural person in a control relationship to the Firm who obtains information concerning such recommendations.

“Equivalent Security” means any security issued by the same entity as the issuer of a security, and all derivative instruments, such as options and warrants.
“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.
“Fund” means any registered or unregistered investment fund of any type for which the Firm or any of its affiliates serves as an adviser.
“Security” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participation and assignments), limited partnership interests, investment contracts, all derivative instruments, such as options and warrants, and any other instrument within the definition of the term “security” in the Securities Act of 1933.
“Securities Transaction” means a purchase or sale of securities.

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TRADE AUTHORIZATION REQUEST FOR EMPLOYEES
(1)    Name of employee requesting authorization,
and relevant account number:            ________________________
(2)    If different than #1, name of the person
in whose account the trade will occur:    ________________________
(3)    Relationship of (2) to (1):            ________________________
(4)    Name of firm at which the account is held:    ________________________
(5)    Name of security:                ________________________
(6)    Maximum number of shares or units to be
purchased or sold or amount of bond:        ________________________
(7)    Check those that are applicable:        ____Purchase    ____Sale
______ Market Order
______Limit Order (Price of Limit Order:_______)
(8)    Do you possess material nonpublic information
regarding the security or the issuer of the security?        Yes    No
(9)    To your knowledge, are there any outstanding purchase
or sell orders for this security or any equivalent security
on behalf of any Client, including but not limited
to any fund managed by the Firm?                Yes    No
(10)    To your knowledge, has the Firm purchased or sold these
securities or equivalent securities for any client within the past five calendar days or do you expect that the Firm will
will purchase or sell these securities or equivalent
securities on behalf of any client within the next five

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calendar days?                            Yes    No
(11)    Are the securities being acquired in an initial public
offering?                            Yes    No
(12)    Has this opportunity been offered to the Firm?        Yes    No
(13)    Are the securities being acquired in a private placement?    Yes    No
(14)    Have you purchased
or sold these securities within the past 14 days?        Yes    No
I have read the Code of Ethics for the Firm within the prior 12 months and believe that the proposed trade fully complies with the requirements of the Code.

_____________________________
Employee Signature

_____________________________
Print Name

_____________________________
Date Submitted

Authorized by: _____________________________

Date:         _____________________________

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ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS
I acknowledge that I have received this Code of Ethics (dated November 2012) and represent that:

1.	In accordance with Section II of this Code of Ethics, I will fully disclose any and all securities of which I have Beneficial Ownership (as defined by the Code of Ethics)

2.
In accordance with Section II of this Code of Ethics, I will obtain prior authorization for all securities transactions, except for transactions exempt from preauthorization under Section II of this Code of Ethics.

3.
In accordance with Section II of this Code of Ethics, I will arrange for the CCO to receive duplicate copies of monthly statements for each securities transaction or will make other arrangements with the CCO for the reporting of these transactions.

4.	I will otherwise comply with this Code of Ethics in all respects.

5.	I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of this Code.

_______________________
Employee Signature

_______________________
Print Name

Dated:___________________

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ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS
I certify that during the past calendar year:

1.	In accordance with Section II of the Code of Ethics, I have fully disclosed any and all securities of which I have Beneficial Ownership (as defined in the Code of Ethics).

2.
In accordance with Section II of the Code of Ethics, I have obtained prior authorization for all securities transactions except for transactions exempt from preauthorization under Section II of the Code of Ethics.

3.
In accordance with Section II of the Code of Ethics, I have arranged for the Compliance Department to receive duplicate copies of each monthly statement for all employee accounts or related accounts or have made other arrangements with the CCO for the reporting of these transactions.

4.	I have otherwise complied with the Code of Ethics in all respects.

________________________
Employee Signature

________________________
Print Name

Dated:_______________________

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